Scripps addresses potential impact if deal is consummated between Comcast, TWC

For immediate release	(NYSE: SSP)
February 13, 2014

CINCINNATI – The E.W. Scripps Company today addressed the potential impact on its retransmission revenue if a merger of cable providers Comcast Corp. and Time Warner Cable were to be consummated.

“A Comcast-Time Warner deal would have no impact on our retransmission revenue over the next two years,” said Rich Boehne, Scripps chairman, president and CEO. “We’ll have to assess the longer-term impact when the details are more clear, including the impact of the final geographic footprint after any divestitures Comcast may make.”

The proposed merger would not affect retransmission revenues for Scripps in 2014 and 2015. Scripps is projecting 2014 retransmission revenue of more than $50 million and nearly double that amount for 2015.

About a third of the 14 million Scripps cable households are customers of either Comcast or Time Warner Cable. The Scripps-Time Warner retransmission agreement, covering 2 million customers, is set to renew at the end of 2015. The Scripps-Comcast agreement, covering 2.6 million customers, is set to renew at the end of 2019. In addition, Time Warner negotiates on behalf of cable provider Bright House for about 900,000 customers in Scripps markets. Prior to those renewals, both agreements result in retransmission revenues for Scripps that are well below prevailing rates.

Until the details of a completed merger are known, it is unclear how a merger of Comcast and Time Warner could impact Scripps retransmission revenues between 2016 and 2020. Cable systems acquired by Comcast fall under the terms of the Scripps-Comcast agreement.

Scripps on Monday announced the acquisition of two television stations from Granite Broadcasting Corp. - WMYD in Detroit, a MyNetworkTV affiliate, and ABC affiliate WKBW in Buffalo, where Time Warner has 300,000 customers. If a Comcast-Time Warner deal were to be completed, the 2015-16 Scripps multiple after synergies would move to 8.0x, still delivering an attractive return to shareholders.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of television, print and digital media brands. After approval of its acquisition of two Granite Broadcasting stations later this year, Scripps will own 21 local television stations as well as daily newspapers in 13 markets across the United States. It also runs an expanding collection of local and national digital journalism and information businesses including online multi-source video news provider Newsy. Scripps also produces television programming, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of one of the nation’s longest-running and most successful educational programs, Scripps National Spelling Bee. Founded in 1879, Scripps is focused on the stories of tomorrow.

Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com